EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	JT Hand, President and CEO	York, PA 17401
jth@yorkwater.com, 717-718-7554
or	Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com, 717-718-7549
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS THREE MONTHS EARNINGS

York, Pennsylvania, May 2, 2023:  The York Water Company's (NASDAQ:YORW) President, JT Hand, announced the Company's financial results for the first quarter of 2023.

President Hand reported that compared to the first quarter of 2022, first quarter operating revenues of $15,401,000 increased $1,161,000 and income before income taxes of $4,196,000 increased $568,000.  Net income of $3,653,000 decreased $206,000 over the same period last year.  Basic and Diluted Earnings per share of $0.26 for the three-month period decreased $0.03 compared to the same period last year.  Increased revenues were primarily due to an increase in rates effective March 1, 2023 partially offset by a reset to zero of the Distribution System Improvement Charge (DSIC).  The DSIC is a Pennsylvania Public Utility Commission allowed charge that water utilities collect from customers for the replacement of aging infrastructure.  Growth in the customer base also added to revenues.  The increased revenue was partially offset by higher operation and maintenance expenses and depreciation.  Income taxes increased due to lower deductions from the IRS tangible property regulations.

During the first three months of 2023, the Company invested $10.6 million in capital projects for armoring and replacing the spillway of the Lake Williams dam and routine items as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $45.7 million in 2023, excluding acquisitions, for armoring and replacing the spillway of the Lake Williams dam, additional main extensions, wastewater treatment plant construction, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company’s growing customer base.

	Three Months Ended March 31 In 000's (except per share)
	2023	2022
Operating Revenues	$15,401	$14,240
Net Income	$3,653	$3,859
Average Number of Common Shares Outstanding	14,276	13,106
Basic and Diluted Earnings per Common Share	$0.26	$0.29
Dividends Declared Per Common Share	$0.2027	$0.1949

This news release may contain forward-looking statements regarding the Company’s operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company’s actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

###